Exhibit 2.1

AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION
among
WESTMOUNTAIN ALTERNATIVE ENERGY, INC.
WETM ACQUISITION CORP. and
C-BOND SYSTEMS, LLC
April 25, 2018

Exhibit 2.1 -- Page 1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on April 25, 2018, by and among WESTMOUNTAIN ALTERNATIVE ENERGY, INC., a Colorado corporation ("Parent"), WETM ACQUISITION CORP., a Colorado corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent, and C-BOND SYSTEMS, LLC, a limited liability company formed in the State of Texas (the "Company").
W I T N E S S E T H :
WHEREAS, the Members, Managers, Managing Members or Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of Acquisition Corp. and the Managers, Managing Members or Board of Directors of the Company have approved the Merger in accordance with the Colorado Business Corporation Act (the "BCA") and the Texas Business Organization Code ("TBOC"), and upon the terms and subject to the conditions set forth herein and in the Statement of Merger (the "Statement of Merger") attached as Exhibit A hereto; and the Board of Directors of Parent has also approved this Agreement and the Statement of Merger;
WHEREAS, the Managers, Managing Members or Board of Directors of the Company have recommended to the Stockholders that they should approve, by written consent pursuant to the TBOC, this Agreement and the Statement of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Statement of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:
1.             The Merger.
1.1             Merger Subject to the terms and conditions of this Agreement and the Statement of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with the BCA and the TBOC.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the Surviving Entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue its corporate existence under the laws of the State of Texas under the name of C-Bond Systems, Inc., or some derivation thereof. The Parent and the Company shall cooperate and use good faith, commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization pursuant to Section 368 of the Code.

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1.2             Effective Time The Merger shall become effective on the date and at the time the Articles of Merger are filed with the Secretary of State of the State of Colorado in accordance with the BCA and the Certificate of Merger is filed with the Secretary of State of the State of Texas in accordance with the TBOC, if applicable.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."
1.3             Certificate of Formation, Operating Agreement, By-laws, Directors and Officers.
  (a)             The Certificate of Formation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Formation of the Surviving Entity from and after the Effective Time until further amended in accordance with applicable law.
  (b)             The Limited Liability Company Agreement of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Effective Time until amended in accordance with applicable law, the Certificate of Formation of the Surviving Entity and such Limited Liability Company Agreement.
  (c)             The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Entity, and each shall hold his respective office or offices from and after the Effective Time (except, in the case of directors, as described in Section 5.4) until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Limited Liability Company Agreement of the Surviving Entity.
1.4             Assets and Liabilities At the Effective Time, the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the "Constituent Entities"); and all the rights, privileges, powers and franchises of each of the Constituent Entities, and all property, real, personal and mixed, and all debts due to any of the Constituent Entities on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Entities, shall be vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Entity as they were of the several and respective Constituent Entities, and the title to any real estate vested by deed or otherwise in either of the such Constituent Entities shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Entities shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entities shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

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1.5             Manner and Basis of Converting Shares.
  (a)         At the Effective Time:
(i)             each share of common stock, par value $0.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate number of units of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding equity units of the Surviving Entity;
(ii)             the Common Units of the Company (the "Company Common Units"), which units at the Closing will constitute all of the issued and outstanding Common Units of equity of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than Company Common Units as to which appraisal rights are perfected pursuant to the applicable provisions of the TBOC and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders, which shall be equal to 63,505,787 shares of Parent Common Stock in aggregate (based on a total of  9,106,250 shares of Parent Common Stock pre-Merger and 90,206,250 shares of Parent Common Stock on a fully diluted basis (including the 3,100,000 shares of Parent Common Stock to be issued in the Offering (defined below)) allocated to the Stockholders of Parent (and former stockholders of Company) post-Merger).  As a result, each individual Common Unit of the Company shall be converted into the right to receive approximately 3.23 shares of Common Stock of the Parent (the "Conversion Ratio").  Each of the pre-merger officers and directors of the Company, each of the pre-merger officers, directors and 10% or greater shareholders of Parent, and each participant in the Offering shall enter into customary lock-up agreements, attached as Exhibit E hereto; and
(iii)             each option to purchase a Common Unit of the Company outstanding at the Closing (the "Company Options"), beneficially owned by the option holders listed on Schedule 2.4 shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an option to purchase an equivalent number of shares of Parent Common Stock as specified in Schedule 1.5 for each of the option holders and the exercise price of each such option shall be equal to the exercise price of the applicable Company option divided by the Conversion Ratio as specified in Schedule 1.5.
(iii)             each Company Common Unit held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.
  (b)             After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Company Common Units that were outstanding immediately prior to the Effective Time.

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1.6             Surrender and Exchange of Certificates Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Units that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of the Company Common Units surrendering such certificate or certificates, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Units shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the TBOC.
1.7            Surrender and Exchange of Options Promptly after the Effective Time and upon (i) surrender of an option award agreement(s) representing unexpired options to purchase shares of Company Common Units that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such option holder has lost its award agreement(s) or that such have been destroyed, Parent shall issue to each record holder of the Company Options surrendering such award agreement(s), a new award agreement registered in the name of such option holder representing the right to purchase such number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(iii) hereof.  Until the option award agreement(s) or affidavit is or are surrendered as contemplated by this Section 1.7 and Section 4 hereof, each option award agreement(s) that immediately prior to the Effective Time represented a right to purchase any Company Common Units shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the option to purchase Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof.
1.8             Warrants None of the parties have warrants which are issued and outstanding.
1.9             Parent Common Stock  Parent agrees that it will cause the Parent Common Stock into which the Company Common Units are converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be no more than 9,106,250 shares of Parent Common Stock issued and outstanding (which excludes the 3,100,000 shares to be sold in the Offering) and no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

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2.              Representations and Warranties of the Company The Company hereby represents and warrants to Parent and Acquisition Corp. as follows as of the date hereof and as of the Closing:
2.1             Organization, Standing, Subsidiaries, Etc.
  (a)             The Company is a limited liability company duly organized and existing in good standing under the laws of the State of Texas, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Statement of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Formation and Limited Liability Company Agreement of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.
  (b)             Except as described in Schedule 2.1, the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  The Company owns all of the issued and outstanding capital stock or membership interests of the Subsidiaries free and clear of all Liens, and the Subsidiaries have no outstanding options, warrants or rights to purchase capital stock or other equity securities of such Subsidiaries, other than the capital stock or membership interests owned by the Company.  Unless the context otherwise requires, all references in this Section 2 to the "Company" shall be treated as being a reference to the Company and the Subsidiaries taken together as one enterprise.
2.2             Qualification The Company is duly qualified to conduct business as a  limited liability company and is in good standing with the State of Texas and in each other jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations of the Company taken as a whole (the "Condition of the Company").
2.3             Capitalization of the Company  There are 19,638,536 Company Common Units (including 1,000,000 shares of restricted common units) and no other classes of units issued and outstanding, and such units are duly authorized, validly issued, fully paid and nonassessable.  There are options to purchase 14,494,213 Company Common Units issued and outstanding.  Except as disclosed in this Section 2.3 and the commitments to sell shares of Parent Common Stock in the Offering, the Company has no outstanding warrants, equity options, rights or commitments to issue Company Common Units or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Units or other Equity Securities of the Company. All of the issued and outstanding Company Equity Securities were issued in compliance with applicable federal and state securities laws.

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2.4             Company Equity Holders  Schedule 2.4 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding shares of Company Common Units and other Equity Securities of the Company, together with the number and percentage (on a fully-diluted basis) of securities held.  To the knowledge of the Company, is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Units affecting the exercise of the voting rights of Company Common Units. The Company Equityholders have full right, power, and authority to transfer, assign, convey, and deliver their respective Company Equity; and delivery of such Company Equity at the Effective Time will convey good and marketable title to such Company Equity free and clear of any claims, charges, equities, liens, security interests, and encumbrances.
2.5             Corporate Acts and Proceedings The execution, delivery and performance of this Agreement, the Statement of Merger and the Certificate of Merger (together, the "Merger Documents") have been duly authorized by the Board of Managers of the Company and have been approved by the requisite vote of the Company Equityholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Statement of Merger and Certificate of Merger referred to in Section 1.2.
2.6             Compliance with Laws and Instruments To the knowledge of the Company, the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Formation or Limited Liability Company Agreement of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Company.

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2.7            Binding Obligations The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
2.8             Broker's and Finder's Fees Except as set forth on Schedule 2.8, No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.
2.9             Financial Statements Attached hereto as Schedule 2.9 are the Company's audited Consolidated Balance Sheet (the December 31, 2017 balance sheet, being the "Balance Sheet"), Consolidated Statement of Operations, Consolidated Statement of Changes in Shareholders' Equity and Consolidated Statement of Cash Flows as of and for the years ended December 31, 2017 and 2016 (December 31, 2017 being the "Balance Sheet Date").  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods.
2.10          Absence of Undisclosed Liabilities The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules or provided to Parent prior to closing.
2.11          Changes/Indebtedness Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, or (g) entered into any transaction other than in the usual and ordinary course of business.

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2.12           Employee Benefit Plans; ERISASchedule 2.12 lists all:  (i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA (collectively, the "Company Benefit Plans"); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the "Benefit Arrangements").  Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.
2.13          Title to Property and Encumbrances Except as disclosed in Schedule 2.13 hereto, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.
2.14          Litigation Except as set forth on Schedule 2.14, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  To the knowledge of the Company, the Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Company, threatened, against the Company.

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2.15           Disclosure There is no fact relating to the Company that the Company has not disclosed to Parent that materially and adversely affects or, insofar as the Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
2.17         Contracts.  The Company has provided, or will provide the Parent, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound.
2.18          Intellectual Property.  The Company owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") and (b) to operate the internal systems of the Company that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems").  The Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "the Company Intellectual Property").  Each item of the Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Company has taken reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property.  To the knowledge of the Company, (i) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.  For purposes of this Agreement, "Intellectual Property" means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.
2.19          Certain Business Relationships With Affiliates.  Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

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3.               Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. jointly and severally represent and warrant to the Company, as follows as of the date hereof and as of the Closing:
3.1             Organization and Standing Parent is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles or Certificates of Incorporation and By-laws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Except as disclosed in Schedule 3.1 hereto, neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole stockholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the "Parent" shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.
3.2             Corporate Authority Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.
3.3            Broker's and Finder's Fees No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Statement of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby.  Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced Parent or Acquisition Corp. to, or assisted them with, the transactions contemplated by or described herein.

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3.4             Capitalization of Parent  At the Effective Date, the authorized capital stock of Parent will consist of (a) 100,000,000 shares of common stock, par value $0.001 per share (the "Parent Common Stock"), of which not more than 9,106,250 shares will be, prior to the Effective Time, issued and outstanding (excluding the 3,100,000 shares to be issued as part of the Offering), and (b) 1,000,000 shares of preferred stock, par value $0.10 per share (the "Parent Preferred Stock"), of which no shares are issued or outstanding.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.
3.5             Acquisition Corp. Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Statement of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Statement of Merger.
3.6            Validity of Shares The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Statement of Merger, shall be duly and validly issued, fully paid and nonassessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.
3.7             SEC Reporting and Compliance(a)    Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on January 17, 2008. Parent has timely filed with the Commission all reports required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act.  All such reports were true and correct in all material respects when filed and did not omit any material information required to be set forth therein.

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(b)             Parent has timely filed all required annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other statements reports and filings required to be filed under applicable rules and regulations (collectively, the "Parent SEC Documents") by the Parent with the Commission.  All such reports were true and correct in all material respects when filed and did not omit any material information required to be set forth therein.
(c)             Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since April 24, 2018.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since April 24, 2018, and any and all subsequent statements, reports and filings filed by the Parent with the Commission or delivered to the stockholders of Parent.
(d)            The shares of Parent Common Stock are quoted on the OTCPink marketplace.
(e)             Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act.
3.8            Financial Statements The balance sheets, and statements of operations, statements of changes in shareholders' equity and statements of cash flows contained in the Parent SEC Documents (the "Parent Financial Statements") (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are audited by, and include the related report of EKS&H, LLLP, Parent's independent certified public accountants.
3.9            Governmental Consents All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.
3.10         Compliance with Laws and Instruments The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Statement of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Statement of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective articles or Articles of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

Exhibit 2.1 -- Page 13

3.11         No General Solicitation In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.
3.12          Binding Obligations The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
3.13         Absence of Undisclosed Liabilities Neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of March 31, 2018 (the "Parent Balance Sheet") or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since March 31, 2018 (the "Parent Balance Sheet Date"), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the "Condition of the Parent"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.
3.14          Changes Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent's knowledge, contingent, whether due or to become due except for current liabilities of less than $5,000 in the aggregate incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens, or paid any obligation or liability, other than current liabilities shown on the Parent Balance Sheet and current liabilities of less than $5,000 in the aggregate incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (d) sold, transferred or leased any of its assets, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance

Exhibit 2.1 -- Page 14

pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business of less than $5,000 in the aggregate, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.
3.15           Tax Returns and Audits All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.
3.16           Employment Matters; Employee Benefit Plans; ERISA There is no claim or grievance pending or threatened relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent associate, including charges of unfair labor practices or harassment complaints. There are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.

Exhibit 2.1 -- Page 15

3.17           Litigation There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business, and after reasonable investigation, the Parent is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  Neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Parent, threatened, against the Parent or Acquisition Corp.
3.18          Disclosure There is no fact relating to the Parent or Acquisition Corp. that Parent or Acquisition Corp. has not disclosed to Company that materially and adversely affects or, insofar as the Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Parent or Acquisition Corp.  No representation or warranty by the Parent or Acquisition Corp. herein and no information disclosed in the schedules or exhibits hereto by the Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
3.19          Contracts.  The Parent has provided copies of all contracts, agreements, franchises, license agreements, or other commitments to which the Parent or Acquisition co. is a party or by which it or any of its assets, products, technology, or properties are bound.  All of such contracts, agreements, franchises, license agreements, or other commitments will be terminated on or before the Closing and the Parent and Company will have no obligations with respect to any of the foregoing after the Closing.
4.             Conduct of Businesses Pending the Merger.
4.1            Conduct of Business by the Company Pending the Merger Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:
(a)             the business of the Company shall be conducted only in the ordinary course;
(b)             the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Formation or Limited Liability Company Agreement; or (iii) split, combine or reclassify the outstanding Company Common Units or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

Exhibit 2.1 -- Page 16

(c)             the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;
(d)             the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;
(e)             the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and
(f)             the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.
4.2           Conduct of Business by Parent and Acquisition Corp. Pending the Merger Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:
(a)             the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;
(b)             neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its articles or Articles of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

Exhibit 2.1 -- Page 17

(c)             neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for contract cancellations in connection with Sections 4.2(a) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business for amounts of less than $5,000 in the aggregate; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other business contract or enter into any negotiations in connection therewith.
(d)             neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and
(e)             neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.
5. Additional Agreements.
5.1            Access and Information The Company, Parent and Acquisition Corp. shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party's possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party

Exhibit 2.1 -- Page 18

hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party's directors, officers, employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information and that the party disclosing such information to such persons shall be responsible for any use or disclosure of such information that is not specifically authorized by this Agreement), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.
5.2           Additional Agreements Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.
5.3             Publicity No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock; provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any press release or public announcement prior to its release.

Exhibit 2.1 -- Page 19

5.4             Appointment of Directors Parent shall accept the resignation of the current officers and directors of Parent as provided by Section 6.2 hereof, and shall cause the persons listed as directors in Exhibit F hereto to be elected to the Board of Directors of Parent, in each case immediately upon the Effective Time, except that the resignation and appointment of certain directors shall be delayed until compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, as set forth in Section 6.2 hereof.  Pending appointment of the new directors, the Board of Directors of Parent shall (i) not take any actions inconsistent with this Agreement, and (ii) take any actions reasonably requested by Stockholders holding a majority of the then-outstanding Common Stock of the Parent. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent's Board of Directors shall be accomplished in accordance with the by-laws of Parent.
5.5             Parent Name Change and Amendment to Articles of Incorporation. As soon as practicable following the Closing, the Surviving Entity shall take all required legal actions, including the filing of a Proxy Statement on Schedule 14A, or an Information Statement on Schedule 14C under the Exchange Act, to amend the Parent's articles of incorporation in order to change its corporate name to C-Bond Systems, Inc. or some derivation thereof, and  adopt any other changes reasonably necessary to effect the provisions of this Agreement.
5.6             Stockholder Approval. The Company shall, in accordance with the TBOC and its Certificate of Formation and Limited Liability Company Agreement, obtain, in lieu of holding a Common Unit holder meeting, the written consent of such Company Common Unit holders and/or waivers necessary under its Certificate of Formation or Limited Liability Company Agreement and the TBOC to obtain the necessary approval of this Agreement and the transactions contemplated hereby (the "Company Equityholder Consent").
5.7            No Filings.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents proposed to be filed with the Commission before such filing and provide the Company a reasonable opportunity to review and comment on such filings.
6.             Conditions of Parties' Obligations.
6.1      Conditions to Obligations of Parent and Acquisition Corp. The obligations of Parent and Acquisition Corp. under this Agreement and the Statement of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.
(a)             No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.
(b)             Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

Exhibit 2.1 -- Page 20

(c)             No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.
(d)             Certificate of Officer.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by Scott Silverman, Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.
(e)             No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents.
(f)             Supporting Documents.  Parent and Acquisition Corp. shall have received the following:
(1)             Copies of the Company Equityholder Consent and resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.
(2)             A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.
(3)             A certificate, dated the Closing Date, executed by the Company's Secretary, certifying that, except for the filing of the Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Statement of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents.

Exhibit 2.1 -- Page 21

(4)             Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Texas and evidence that the Company is qualified to transact business as a  corporation and is in good standing in  each other state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.
(5)             Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.
(g)             Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp.  The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.
(h)             Financial Statements.  Company shall have provided parent with its audited financial statements for the years ended December 31, 2017 and 2016.
(i)             Offering.  Contemporaneously with the Closing, Company shall close an equity offering in an amount of $1,240,000 (the "Offering") consisting of 3,100,000 shares of Parent Common Stock to be issued at Closing.  Parent acknowledges and agrees that up to $100,000 of the proceeds of the Offering may have been pre-funded and used by the Company prior to the Closing.  The subscription agreements for each of the investors in the Offering are attached as Exhibit F hereto.
6.2             Conditions to Obligations of Company. The obligations of the Company under this Agreement and the Statement of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraph (f) of Section 6.1 hereof and the following additional conditions:
(a)             No Errors, etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.
(b)             Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Statement of Merger to be performed or complied with by them on or before the Closing Date.
(c)             No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

Exhibit 2.1 -- Page 22

(d)             Certificate of Officer.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.
(e)             No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents
(f)             Supporting Documents.  The Company shall have received the following:
(1)             Copies of resolutions of Parent's and Acquisition Corp.'s respective boards of directors and the sole shareholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Statement of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.
(2)             A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the articles or certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.
(3)             A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Statement of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.
(4)             A certificate of Corporate Stock Transfer, Inc., Parent's transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.
(5)             A letter from Corporate Stock Transfer, Inc., Parent's transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date but prior to the closing of the Merger, is no more than 9,106,250 shares of Parent Common Stock.

Exhibit 2.1 -- Page 23

(6)             The executed resignation of Brian L. Klemsz and Joni Troska as officers of Parent, with the officer resignation to take effect at the Effective Time, and with the resignation of Mr. Klemsz as a director to take effect upon Parent's compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder.
(7)             Evidence as of a recent date of the good standing and corporate existence of the Parent made available to the Company by the Secretary of State of Colorado and evidence that the Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.
(8)             Evidence as of a recent date of the good standing and corporate existence of Acquisition Corp. issued by the Secretary of State of Colorado.
(9)             Evidence as of no later than the closing date that all employees of Parent and Acquisition Corp. have either been terminated or offered employment with an entity which will be unrelated to the Surviving Entity post-closing, and evidence that all items of compensation, severance and related Taxes and benefits have been satisfied pre-closing or will be satisfied post-closing with no further payment or obligation on the part of Parent or Surviving Entity, except for the Holdover Employees.
(10)             The Company Equityholder Consent.
(11)             Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.
(g)             Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.
(h)             Cash at Closing.    Parent shall have cash on hand in an amount of at least $175,000 plus the Holdover Employee Amount in Parent's bank account for use by the Surviving Entity.  The Parent will have no ongoing contracts, obligations or liabilities of any kind, or will reserve cash on hand over and above the $175,000 referenced in the prior sentence to pay all liabilities as of the Closing except for its obligations under this Agreement.  Parent shall have terminated its service agreement with Bohemian Companies, LLC as of the Closing and provided Company with evidence of that termination.  Parent shall have completely paid its counsel prior to the Closing and have no ongoing obligations for fees or expenses related to this Agreement or otherwise.

Exhibit 2.1 -- Page 24

(i)             Offering Commitment.  The Offering shall close contemporaneously with the Closing.
The Company may waive compliance with any of the conditions precedent specified in this Section 6.2.
7.             Survival of Representations and Warranties The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for six months beyond the Effective Time.  This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
8.             Amendment of Agreement This Agreement and the Statement of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Statement of Merger by the parties thereto.
9.             Definitions Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
"Acquisition Corp." means WETM ACQUISITION Corp., a Colorado corporation.
"Acquisition Proposal" shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.
"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.
"Agreement" shall mean this Agreement.
"Balance Sheet" and "Balance Sheet Date" shall have the meanings assigned to such terms in Section 2.9 hereof.
"BCA" shall have the meaning assigned to it in the second recital hereof.
"Benefit Arrangements" shall have the meaning assigned to it in Section 2.12 hereof.

Exhibit 2.1 -- Page 25

"Statement of Merger" shall have the meaning assigned to it in the second recital of this Agreement.
"Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 10 hereof.
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Commission" shall mean the U.S. Securities and Exchange Commission.
"Company" shall mean C-Bond Systems, LLC, a Texas limited liability company.
"Company Common Stock" shall have the meaning assigned to it in Section 1.5(a)(ii).
"Company Benefit Plans" shall have the meaning assigned to it in Section 2.12 hereof.
 "Company Equityholder Consent" shall have the meaning assigned to it in Section 5.6.
"Company Warrants" shall have the meaning assigned to it in Section 1.7(a) hereof.
"Condition of the Company" shall have the meaning assigned to it in Section 2.2 hereof.
"Condition of the Parent" shall have the meaning assigned to it in Section 3.13 hereof.
"Constituent Entities" shall have the meaning assigned to it in Section 1.4 hereof.
"Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company or the Parent, as applicable, to be observed or performed under the terms of this Agreement or the Statement of Merger, if such default or failure in performance shall remain unremedied for five (5) days.
"Effective Time" shall have the meaning assigned to it in Section 1.2 hereof.
"Environmental Laws" shall mean any federal, state, local, municipal, foreign or other law, statute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body, relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of hazardous substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of hazardous substances.

Exhibit 2.1 -- Page 26

"Equity Security" shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.
"ERISA" shall have the meaning assigned to it in Section 2.12 hereof.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Event of Default" shall mean (a) the failure of the Company or Parent, as applicable to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company or Parent to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.
"GAAP" shall have the meaning assigned to it in Section 2.9 hereof.
"Holdover Employees" shall mean the current employees of Parent listed on Schedule 6.2(f)(10) hereto, who may remain employed with the Parent after the closing until no later than May 1, 2018.
"Holdover Employee Amount" shall mean an amount of money necessary to cover all unpaid compensation and related taxes and benefits associated with the Holdover Employees.
"Indebtedness" shall mean any obligation of the Company or Parent, as applicable, which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or Parent shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.
"Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company or Parent, as applicable, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or Parent, as applicable, or for which the Company is otherwise contingently liable.

Exhibit 2.1 -- Page 27

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.
"knowledge" and "know" means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.
"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.
"Memorandum" shall have the meaning assigned to it in the fourth recital hereof.
"Merger" shall have the meaning assigned to it in the first recital hereof.
"Merger Documents" shall have the meaning assigned to it in Section 2.5 hereof.
"Offering" shall have the meaning assigned to it in Section 6.2(i) hereof.
"Parent" shall mean Westmountain Alternative Energy, Inc., a Colorado corporation.
"Parent Balance Sheet" and "Parent Balance Sheet Date" shall have the meanings assigned to them in Section 3.13 hereof.
"Parent Common Stock" shall have the meaning assigned to it in Section 3.4 hereof.
"Parent Preferred Stock" shall have the meaning assigned to it in Section 3.4 hereof.
"Parent Employee Benefit Plans" shall have the meaning assigned to it in Section 3.16 hereof.

Exhibit 2.1 -- Page 28

"Parent Financial Statements" shall have the meaning assigned to it in Section 3.8 hereof.
"Parent SEC Documents" shall have the meaning assigned to it in Section 3.7(b) hereof.
"Parent Warrants" shall have the meaning assigned to it in Section 1.7(a) hereof.
"Patent and Trademark Rights" shall have the meaning assigned to it in Section 2.15 hereof.
"Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.
"Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Stockholders" shall mean all of the stockholders of the Company.
"Subsidiaries" shall have the meaning assigned to it in Section 2.1(b) hereof.
"Surviving Entity" shall have the meaning assigned to it in Section 1.1 hereof.
"Tax" or "Taxes" shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

Exhibit 2.1 -- Page 29

"Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.
"TBOC" shall have the meaning assigned to it in the second recital hereof.
10.      Closing The closing of the Merger (the "Closing") shall occur on or about April 20, 2018 (the "Closing Date").  The Closing shall occur at the offices of Bart and Associates, LLC, or the offices of Norton Rose Fulbright, or at a location mutually agreed upon by the Parties or by electronic exchange of documents and funds.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Common Units issued and outstanding and held by such Stockholder immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers' certificate and opinion referred to in Section 6.2 hereof. All of the other documents, certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.
11.           Termination Prior to Closing.
11.1        Termination of Agreement This Agreement may be terminated at any time prior to the Closing:
(a)             By the mutual written consent of the Company, Acquisition Corp. and Parent;
(b)             By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);
(c)             By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);
(d)             By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided, that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;
(e)             By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that the final audited financials statements yet to be provided by the Company under Section 2.9 are materially different in any aspect from the draft audited financial statements which have previously been provided;
(f)             By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that any aspect of the Company's business or status is materially different from its situation as disclosed to the Parent and Acquisition Corp. by the Company as of December 31, 2017;
(g)             By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to May 31, 2018 for any reason other than delay or nonperformance of the party seeking such termination.
11.2       Termination of Obligations Termination of this Agreement pursuant to this Section 11 shall terminate all obligations of the parties hereunder, except for the obligations under Section 6.1; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.
12.            Miscellaneous.
12.1             Notices Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:
If to Parent
or Acquisition Corp.:          WESTMOUNTAIN ALTERNATIVE ENERGY, INC.
1001-A E. Harmony Road #366
Fort Collins, Colorado 80525

Exhibit 2.1 -- Page 30

With a copy to:	Bart and Associates, LLC
8400 East Prentice Avenue
Suite 1500
Greenwood Village, Colorado  80111
Attention:  Ken Bart, Esq.
If to the Company:               C-Bond Systems, LLC
6035 South Loop East
Houston, TX 77033
Attn: Scott Silverman, CEO

With a copy to:	Norton Rose Fulbright
1301 McKinney
Suite 5100
Houston, TX 77010
Attention: Brian Fenske

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.
12.2             Entire Agreement  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.
12.3             Expenses Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.
12.4             Time Time is of the essence in the performance of the parties' respective obligations herein contained.
12.5             Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.6             Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.
12.7             No Third Parties Benefited This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Exhibit 2.1 -- Page 31

12.8             Counterparts This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.
12.9             Governing Law This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Denver, Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in Denver, Colorado has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.
[SIGNATURE PAGE FOLLOWS]

Exhibit 2.1 -- Page 32

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.
PARENT: WESTMOUNTAIN ALTERNATIVE ENERGY, INC. By: /s/ Brian L. Klemsz Brian L. Klemsz, Chief Executive Officer
ACQUISITION CORP.: WETM ACQUISITION CORP. By: /s/ Brian L. Klemsz Brian L. Klemsz, Chief Executive Officer
THE COMPANY: C-BOND SYSTEMS, LLC By: /s/ Scott Silverman Scott Silverman, Chief Executive Officer

Exhibit 2.1 -- Page 33